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                                                                      EXHIBIT 12


                       UNION PACIFIC RESOURCES GROUP INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in Thousands, Except Ratios)
                                  (Unaudited)

                                                                                         Nine Months
                                                                                     Ended September 30,
                                                                                   ----------------------
                                                                                      1995         1996
                                                                                   ---------    ---------
Income before income taxes.........................                                $ 272,994    $ 304,802

Add (deduct) distributions greater (less) than
  income of unconsolidated affiliates..............                                    3,337       (1,866)

Fixed charges from below...........................                                    9,354       43,681

Capitalized interest included in fixed charges.....                                     (719)        (124)
                                                                                   ---------    ---------

     Earnings available for fixed charges..........                                $ 284,966    $ 346,493
                                                                                   =========    =========


Fixed charges:
  Interest expense (a).............................                                $   3,425    $  37,976
  Amortization of debt expense/discount............                                      --           565
  Portion of rentals representing an interest
    factor.........................................                                    5,210        5,016
  Interest capitalized.............................                                      719          124
                                                                                   ---------    ---------

     Total fixed charges...........................                                $   9,354    $  43,681
                                                                                   =========    =========


Ratio of earnings to fixed charges (a).............                                     30.5          7.9
                                                                                   =========    =========

(a) In 1996, interest expense includes the effects of debt incurred in October 1995 in connection with the Company's initial public offering (see Note 2 to the Condensed Consolidated Financial Statements).